Free Writing Prospectus
Filed pursuant to Rule 433
Registration Statement No. 333-184193
Dated: September 26, 2014

Deutsche Bank
Equity Structuring Group

Low Beta Concept

Q3 2014

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Low Beta Concept
Introduction to Low Beta

Selecting stocks with high dividends and low beta versus the market

Lower Beta Outperforms Higher Peers*

The beta of a stock is defined as the tendency of a stock's returns to respond to overall market movements. By definition, the market has a beta of 1.0 and individual stocks are ranked according to how much they deviate from the market. A stock's beta is less than 1.0 if it moves less than the market.
Empirical evidence shows that lower beta assets may tend to outperform their higher beta peers, with lower volatility.

     May Lead to High Average Return, Small Drawdowns

Low-beta portfolios offer a combination of high average returns and smaller draw-downs. Thisis contradictory to the fundamental principle of risk: high risk is compensated by higher expected returns

High Dividend

Selecting constituents based on trailing dividend yield offers a simple value investing technique

*See for Example:
Black, F., 1993, "Beta and Return", Journal of Portfolio Management, 20, 8-18.
Campbell, J., and Vuolteenaho, T., 2004, "Bad Beta, Good Beta", The American
Economic Review, 94, 1249-1275.

Deutsche Bank
Equity Structuring Group

Low Beta Portfolio
Why may Investors be better off Investing in Low Beta Stocks?

Irrational behavior flaws: The reason why the Low Beta effect may have not been priced in

The lottery ticket effect

-- Risk seeking investor, looking to get rich quickly, may overpay for a few risky stocks that are perceived to be similar to lottery tickets Attention bias

-- Stocks of companies which are in the news generate attention and may tend to experience heightened volatility Representativeness

-- The average investor may ignore a low probability of success and may buy high beta stocks in the hope of riding the next big wave Overconfidence

-- Investors may tend to be over confident in their ability to select the few big winners, especially if they have successfully picked winners in the past
The Winner's Curse

-- With asymmetric information, the highest bidding buyer may pay more for a stock than its true intrinsic value

Deutsche Bank
Equity Structuring Group

Deutsche Bank
Equity Structuring Group

STOXX Europe Low Beta High Div 50 Index

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STOXX Europe Low Beta High Div 50 Index

The Index is owned and calculated by STOXX

Overview

[] The STOXX Europe Low Beta High Div 50 Index aims to select the stocks of 50 companies from the STOXX Europe 600 Index which have a 12-month net dividend yield higher than the EURO STOXX 50 Index and the lowest 12-month beta to the
EURO STOXX 50 Index.

[] However, from each country, a maximum of eight stocks can be selected.

[] Once the 50 stocks have been selected, the stocks are weighted according to their 3-month average daily trading volume, with the weight of any stock being capped at 5% of the Index. STOXX as Index Sponsor

-- In order to create an index that is fully transparent, rules-based and accessible, DB partnered with STOXX to create the Index. STOXX acts as the
Index Sponsor (i.e. owner) and Calculation Agent of the Index

-- This makes the Index publicly available as any other STOXX Index, with rules, compositions, and other related announcements easily accessible from the
STOXX website

Deutsche Bank
Equity Structuring Group

STOXX Europe Low Beta High Div 50 Index

Performance vs. the common benchmarks

- As shown below, the Index has shown higher returns and lower volatility than the benchmarks over certain time periods during 11 years of backtesting
- The Index has also shown lower maximum drawdowns than the benchmarks
- The beta to the EURO STOXX 50 Index is about 55% over the past 11 years

Performance



250
225
200
175
150
125
100
75
50
Dec 02
Dec 04
Dec 06
Dec 08
Dec 10
Dec 12
Live Date
STOXX Europe Low Beta High Div 50 Index (PR)
EURO STOXX 50 Index (PR)
STOXX Europe 600 Index (PR)

Return statistics

	STOXX Europe Low Beta High Div 50 Index (PR)	EURO STOXX 50 Index (PR)	STOXX Europe 600 Index (PR)
IRR since inception	6.75%	2.07%	4.30%
YTD return	6.06%	0.21%	2.35%
1-month return	-2.48%	-3.49%	-1.72%
3-month return	0.51%	-2.59%	-0.56%
1 year return	18.79%	12.55%	12.15%
3 year return	29.87%	16.67%	26.67%
Worst day	-8.01%	-7.88%	-7.62%
Best day	10.34%	11.00%	9.87%
Maximum Drawdown	-42.56%	-60.29%	-60.54%
Annualized Volatility	14.36%	22.55%	19.02%
Return/Risk ratio	0.47	0.09	0.23
Beta	100.00%	55.65%	68.81%
Correlation	100.00%	87.44%	91.13%

Notes: Data from 23 December 2002 to 31 July 2014. Source: Bloomberg, STOXX and Deutsche Bank.
The STOXX Europe Low Beta High Div 50 Index (the "Index") did not exist prior to March 13, 2014 (the "Live Date"). The Index has very limited performance history and no actual investment which allowed tracking of the performance of the Index was possible before the Live Date. All results prior to the Live Date were retrospectively calculated. Accordingly, the results shown during the retrospective period are hypothetical and do not reflect actual returns. Past performance is not an indicator of future results. The performance of any investment product based on the Index would have been lower than the Index as a result of fees and/or costs. See "Key Risk Factors" below for more information.

Deutsche Bank
Equity Structuring Group
5

STOXX Europe Low Beta High Div 50 Index

Performance vs. the common benchmarks cont.

- During the sharp market downturn of 2008 the Index didn't fall as much as the benchmarks, nor did it significantly lag behind the benchmarks during the rebound and positive performance of 2009

Calendar month performance *(lowest 10th percentile highlighted in red, live performance in orange)*

	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Year	EURO STOXX 50 Index (PR)	STOXX Europe 600 Index (PR)
2003	-4.9%	-3.4%	0.1%	7.8%	0.2%	0.6%	1.6%	2.6%	-1.5%	3.2%	2.0%	2.2%	10.4%	15.7%	13.7%
2004	2.2%	3.0%	-0.8%	0.7%	-1.1%	2.9%	-0.8%	0.8%	4.0%	1.6%	5.0%	1.9%	21.0%	6.9%	9.5%
2005	1.7%	4.1%	-0.4%	-0.9%	3.5%	4.0%	2.1%	2.7%	3.7%	-3.8%	3.8%	4.7%	27.7%	21.3%	23.5%
2006	1.4%	4.3%	1.8%	-2.6%	-5.2%	0.9%	2.2%	3.7%	2.9%	3.9%	1.0%	4.0%	19.3%	15.1%	17.8%
2007	3.0%	-2.0%	3.0%	2.3%	0.8%	-1.1%	-3.5%	0.4%	1.4%	3.8%	-1.8%	-1.2%	4.9%	6.8%	-0.2%
2008	-8.6%	-1.6%	-4.8%	3.7%	0.1%	-10.1%	-0.7%	3.3%	-5.4%	-8.6%	-2.5%	-2.7%	-32.7%	-44.4%	-45.6%
2009	0.0%	-5.7%	-1.3%	3.0%	2.3%	0.8%	6.3%	3.1%	4.3%	-0.4%	0.2%	6.2%	20.0%	21.1%	28.0%
2010	-2.5%	-1.2%	4.4%	-3.4%	-4.7%	0.5%	3.8%	0.8%	1.3%	3.3%	-5.1%	2.9%	-0.6%	-5.8%	8.6%
2011	0.0%	1.9%	-2.5%	1.8%	0.9%	-3.7%	-2.1%	-7.7%	0.5%	3.5%	-1.5%	1.7%	-7.4%	-17.1%	-11.3%
2012	-0.8%	3.1%	0.2%	-2.9%	-4.5%	5.3%	2.9%	2.4%	-0.8%	-1.7%	1.2%	0.0%	4.2%	13.8%	14.4%
2013	3.8%	-0.8%	2.7%	2.6%	-1.2%	-3.1%	5.0%	-0.2%	4.9%	3.8%	0.3%	2.7%	22.1%	17.9%	17.4%
2014	-1.4%	5.2%	0.7%	0.9%	2.6%	0.4%	-2.5%						6.1%	0.2%	2.4%

Notes: Data from 23 December 2002 to 31 July 2014. Source: Bloomberg, STOXX and Deutsche Bank.
The STOXX Europe Low Beta High Div 50 Index (the "Index") did not exist prior to March 13, 2014 (the "Live Date"). The Index has very limited performance history and no actual investment which allowed tracking of the performance of the Index was possible before the Live Date. All results prior to the Live Date were retrospectively calculated. Accordingly, the results shown during the retrospective period are hypothetical and do not reflect actual returns. Past performance is not an indicator of future results. The performance of any investment product based on the Index would have been lower than the Index as a result of fees and/or costs. See "Key Risk Factors" below for more information.

Deutsche Bank
Equity Structuring Group
6

STOXX Europe Low Beta High Div 50 Index
Performance vs. the common benchmarks cont.

-- During the sharp market downturn of 2008 the Index didn't fall as much as the benchmarks, nor did it significantly lag behind the benchmarks during the rebound and positive performance of 2009

Annual Returns

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Notes: Data from 23 December 2002 to 31 July 2014. Source: Bloomberg, STOXX and
Deutsche Bank.

The STOXX Europe Low Beta High Div 50 Index (the "Index") did not exist prior to March 13, 2014 (the "Live Date"). The Index has very limited performance history and no actual investment which allowed tracking of the performance of the Index was possible before the Live Date. All results prior to the Live Date were retrospectively calculated. Accordingly, the results shown during the retrospective period are hypothetical and do not reflect actual returns. Past performance is not an indicator of future results. The performance of any investment product based on the Index would have been lower than the Index as a result of fees and/or costs. See "Key Risk Factors" below for more information.

Deutsche Bank
Equity Structuring Group

Volatility Analysis

-- We consider the 1-year (252-day) rolling window volatility vs. the common benchmarks

-- The Index has shown lower volatility than the respective benchmarks over multiple time periods during 11 years of backtesting

252d rolling volatility

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Notes: Data from 23 December 2002 to 31 July 2014. Source: Bloomberg, STOXX and
Deutsche Bank.

The STOXX Europe Low Beta High Div 50 Index (the "Index") did not exist prior to March 13, 2014 (the "Live Date"). The Index has very limited performance history and no actual investment which allowed tracking of the performance of the Index was possible before the Live Date. All results prior to the Live Date were retrospectively calculated. Accordingly, the results shown during the retrospective period are hypothetical and do not reflect actual returns. Past performance is not an indicator of future results. The performance of any investment product based on the Index would have been lower than the Index as a result of fees and/or costs. See "Key Risk Factors" below for more information.

Deutsche Bank
Equity Structuring Group

STOXX Europe Low Beta High Div 50 Index

Performance vs. similar style benchmark

- The net total return of the Index (i.e. dividend reinvestment after the deduction of withholding tax) is slightly worse than the benchmark S&P Europe 350 Low Vol, but the performance is similar on a risk-adjusted return basis (i.e. Sharpe Ratio)
- As the S&P Europe 350 Low Vol is using a volatility weighting mechanism, without controlling for the liquidity explicitly, it may allocate large weights to illiquid companies causing market impact and making it difficult to write options on the Index.

Performance


450
400
350
300
250
200
150
100
50
Dec 02
Dec 04
Dec 06
Dec 08
Dec 10
Dec 12
Live Date
STOXX Europe Low Beta High Div 50 Index (NTR)
S&P Europe 350 Low Vol Index (NTR)
S&P Europe 350 Risk Control 10% Index (NTR)

Return statistics

	STOXX Europe Low Beta High Div 50 Index (NTR)	S&P Europe 350 Low Vol Index (NTR)	S&P Europe 350 Risk Control 10% Index (NTR)
IRR since inception	10.72%	12.95%	7.87%
YTD return	9.51%	3.28%	4.06%
1-month return	-2.09%	-3.36%	-2.37%
3-month return	1.94%	-1.21%	0.33%
1 year return	23.58%	15.37%	17.67%
3 year return	46.92%	41.55%	33.48%
Worst day	-8.01%	-8.07%	-4.34%
Best day	10.33%	9.94%	6.78%
Maximum Drawdown	-39.71%	-51.14%	-42.30%
Annualised Volatility	14.36%	17.61%	15.16%
Return/Risk ratio	0.75	0.74	0.52
Beta	100.00%	66.97%	78.25%
Correlation	100.00%	82.10%	82.49%

Notes: Data from 23 December 2002 to 31 July 2014. Source: Bloomberg, STOXX and Deutsche Bank.
The STOXX Europe Low Beta High Div 50 Index (the "Index") did not exist prior to March 13, 2014 (the "Live Date"). The Index has very limited performance history and no actual investment which allowed tracking of the performance of the Index was possible before the Live Date. All results prior to the Live Date were retrospectively calculated. Accordingly, the results shown during the retrospective period are hypothetical and do not reflect actual returns. Past performance is not an indicator of future results. The performance of any investment product based on the Index would have been lower than the Index as a result of fees and/or costs. See "Key Risk Factors" below for more information.

Deutsche Bank
Equity Structuring Group
9

STOXX Europe Low Beta High Div 50 Index
Performance vs. similar style benchmark cont.

-- The Index has shown slightly better performance than the style benchmarks in
2013 and 2014 Annual Returns

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Notes: Data from 23 December 2002 to 31 July 2014. Source: Bloomberg, STOXX and
Deutsche Bank.

The STOXX Europe Low Beta High Div 50 Index (the "Index") did not exist prior to March 13, 2014 (the "Live Date"). The Index has very limited performance history and no actual investment which allowed tracking of the performance of the Index was possible before the Live Date. All results prior to the Live Date were retrospectively calculated. Accordingly, the results shown during the retrospective period are hypothetical and do not reflect actual returns. Past performance is not an indicator of future results. The performance of any investment product based on the Index would have been lower than the Index as a result of fees and/or costs. See "Key Risk Factors" below for more information.

Deutsche Bank
Equity Structuring Group

Sector allocation analysis

-- Large allocation to non-cyclical sectors

-- Large allocation to high dividend paying sectors such as utilities

Average since inception

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Year by year (selections in end of November)

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Notes: Data from 23 December 2002 to 31 July 2014. Source: Bloomberg, STOXX and
Deutsche Bank.

The STOXX Europe Low Beta High Div 50 Index (the "Index") did not exist prior to March 13, 2014 (the "Live Date"). The Index has very limited performance history and no actual investment which allowed tracking of the performance of the Index was possible before the Live Date. All results prior to the Live Date were retrospectively calculated. Accordingly, the results shown during the retrospective period are hypothetical and do not reflect actual returns. Past performance is not an indicator of future results. The performance of any investment product based on the Index would have been lower than the Index as a result of fees and/or costs. See "Key Risk Factors" below for more information.

Deutsche Bank
Equity Structuring Group

Country allocation analysis

-- Largest allocation to UK stocks (driven by large, defensive companies --
utilities)

-- Side effect is some currency exposure to the UK pound sterling*

Average over 10 years

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Year by year (selections in end of November)

GRAPHIC OMMITTED

* The Index is in Euro and does not implement any FX hedging algorithm
Notes: Data from 23 December 2002 to 31 July 2014.  Source: Bloomberg, STOXX
and Deutsche Bank.

The STOXX Europe Low Beta High Div 50 Index (the "Index") did not exist prior to March 13, 2014 (the "Live Date"). The Index has very limited performance history and no actual investment which allowed tracking of the performance of the Index was possible before the Live Date.  All results prior to the Live
Date were retrospectively calculated. Accordingly, the results shown during the retrospective period are hypothetical and do not reflect actual returns.  Past performance is not an indicator of future results. The performance of any investment product based on the Index would have been lower than the Index as a result of fees and/or costs.  See "Key Risk Factors" below for more information.

Deutsche Bank
Equity Structuring Group

Country and sector allocation analysis over the financial crisis
November 2007 -- March 2009

Average exposure to financial sector over the financial crisis period

STOXX Europe Low Beta High Div 50 Index (PR) (19.47%)

Stock Country Weight
Zurich Insurance Group Switzerland 3.33% Muenchener Rueckver AG Germany 3.33%
Swiss Reinsurance Co Switzerland 2.80% Mediobanca SpA Italy 1.98% Assicuriozani
Generali SpA Italy 1.67%

EURO STOXX 50 Index (PR) (30.12%)

Stock Country Weight
Banco Santander SA Spain 3.99% BNP Paribas France 2.75% Allianz SE Germany
2.64% Unicredit SpA Italy 2.61% Banco Bilbao Spain 2.43%

Average sector exposure over the financial crisis period

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Average country exposure over financial the crisis period

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Notes: Data from 23 December 2002 to 31 July 2014. Source: Bloomberg, STOXX and
Deutsche Bank.

The STOXX Europe Low Beta High Div 50 Index (the "Index") did not exist prior to March 13, 2014 (the "Live Date"). The Index has very limited performance history and no actual investment which allowed tracking of the performance of the Index was possible before the Live Date. All results prior to the Live Date were retrospectively calculated. Accordingly, the results shown during the retrospective period are hypothetical and do not reflect actual returns. Past performance is not an indicator of future results. The performance of any investment product based on the Index would have been lower than the Index as a result of fees and/or costs. See "Key Risk Factors" below for more information.

Deutsche Bank
Equity Structuring Group

Country and sector allocation analysis over the Euro crisis
February 2011 -- May 2012

Average exposure to peripheral countries* over the Euro crisis period

STOXX Europe Low Beta High Div 50 Index (PR) (7.93%)

Stock Country Weight
Parmalat SpA Italy 2.52% Snam SpA Italy 2.35% Terna SpA Italy 1.93% Red
Electrica Corp Spain 1.49% Indra Sistemas Spain 1.14%

EURO STOXX 50 Index (PR) (23.29%)

Stock Country Weight
Telefonica SA Spain 3.87% Banco Santander SA Spain 2.71% ENI SpA Italy 2.68%
Banco Bilbao Spain 2.23% Enel SpA Italy 2.20%

Average sector exposure over the Euro crisis period

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Average country exposure over the Euro crisis period

GRAPHIC OMMITTED

*Peripherals: Portugal, Spain, Greece, Italy and Ireland
Notes: Data from 23 December 2002 to 31 July 2014. Source: Bloomberg, STOXX and
Deutsche Bank.

The STOXX Europe Low Beta High Div 50 Index (the "Index") did not exist prior to March 13, 2014 (the "Live Date"). The Index has very limited performance history and no actual investment which allowed tracking of the performance of the Index was possible before the Live Date. All results prior to the Live Date were retrospectively calculated. Accordingly, the results shown during the retrospective period are hypothetical and do not reflect actual returns. Past performance is not an indicator of future results. The performance of any investment product based on the Index would have been lower than the Index as a result of fees and/or costs. See "Key Risk Factors" below for more information.

Deutsche Bank
Equity Structuring Group

Deutsche Bank
Equity Structuring Group

Appendix

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Portfolio construction

The Index composition is reviewed on an annual basis and rebalanced on a quarterly basis Rules-based process (see STOXX website for Index Documentation and full Index rules)

As of the selection date (end of November each year)

1. Take the current composition of the STOXX Europe 600

2. Filter away stocks that don't have one year available price history

3. Filter away stocks that have less than []5 million in average daily trading volume over the last 3 months

4. Calculate the one year dividend yield for both the individual stocks and for
EURO STOXX 50 Index

5. Filter away stocks that have a dividend yield lower than the EURO STOXX 50
Index

6. Calculate the one year beta based on daily price returns versus the EURO
STOXX 50 Index

7. Sort the stocks according to the derived beta, keep the 50 names with lowest betas (subject to a maximum of 8 stocks per country)

8. Give each stock a weight according to its 3 months ADTV divided by the sum of 3 months ADTV for the 50 selected stocks (i.e. liquidity weighted)

9. Cap the weight of any component stock at 5%, allocating the excess weight pro-rata among remaining stocks (still subject to the cap of 5%, so this has to be done iteratively) 10. Apply the new composition on the rebalancing date(s), which is normally the Monday following the third Friday in December 11. Step 8 to 10 are repeated on a quarterly basis (i.e. not changing the composition, just adjusting weights to reflect current relative liquidity)

Deutsche Bank
Equity Structuring Group

Key Risk Factors

Prospective investors should be aware of the following Key Risks

[] Before investing in any financial product linked to the Index, prospective investors should carefully consider the following key risk factors as well as the matters set forth in the relevant disclosure documents, including the risk disclosure for such investment.

[] The Index aims to select 50 companies from the STOXX Europe 600 Index, which have 12-month  net dividend yields higher than the EURO STOXX 50 Index and the lowest 12-month  betas to the same index.  The beta and dividend yield of each component stock are computed on the basis of past values and may change after such component stock is included in the Index. There is no assurance that the future performance of the Index will show a lower beta or higher dividend yield than the STOXX
Europe 600 Index or EURO STOXX 50 Index.  If the Index strategy is not successful, the return on your investment may be adversely affected.

[] There is no assurance that the Index will outperform the STOXX Europe 600
Index or EURO STOXX
50 Index.  Even if the Index does outperform the benchmark indices, the level of the Index may decline, in which case, you may lose some or all of your investment.

[] Calculation of the Index began on March 13, 2014.  Therefore, the Index has a very limited performance history and no actual investment which allowed tracking of the performance of the Index was possible before March 13, 2014.

[] All prospective investors should be aware that the Index methodology was designed, constructed and tested using historic market data and based on knowledge of factors that may have affected its performance. The returns prior to March 13, 2014 were achieved by means of a retroactive application of the back-tested  Index methodology designed with the benefit of hindsight. The historical levels of the Index should not be taken as an indication of future performance.

Deutsche Bank
Equity Structuring Group

Key Risk Factors

Prospective investors should be aware of the following Key Risks

[] STOXX, the sponsor of the Index, carries out the calculations necessary to promulgate the Index and the maintains some discretion as to how such calculations are made.  STOXX also conducts general methodology reviews in a
periodic and ad-hoc   basis to reflect economic and political changes and
developments in the investment industry. STOXX may introduce changes to the methodology of the Index as result of these activities. Any of these actions could adversely affect the value of securities linked to the Index.  The Index sponsor has no obligation to consider the interests of holders of securities linked to the Index in calculating or revising the Index.

[] Because the Index may consist of stocks denominated in non-Euro  currencies that are converted into Euro for purposes of calculating the level of the
Index, the Index is subject to currency exchange rate risk with respect to each of the non-Euro  currencies represented in the Index.  The net exposure to currency exchange rate risk will depend on the extent to which the non-Euro currencies represented in the Index strengthen or weaken against the Euro and the relative weight of each non-Euro  currency represented in the overall
Index.  If, taking into account such weighting, the Euro strengthens against the component currencies as a whole, the level of the Index will be adversely affected.

Deutsche Bank
Equity Structuring Group

Important Information

The distribution of this document and the availability of some of the products and services referred to herein may be restricted by law in certain jurisdictions. Some products and services referred to herein are not eligible for sale in all countries and in any event may only be sold to qualified investors. Deutsche Bank will not offer or sell any products or services to any persons prohibited by the law in their country of origin or in any other relevant country from engaging in any such transactions.

Prospective investors should understand and discuss with their professional tax, legal, accounting and other advisors the effect of entering into or purchasing any transaction, product or security (each, a "Structured Product")
.. Before entering into any Structured Product, you should take steps to ensure that you understand and have assessed with your financial advisor, or made an independent assessment of, the appropriateness of the transaction in the light of your own objectives and circumstances, including the possible risks and benefits of entering into such Structured Product.

Structured Products are not suitable for all investors due to illiquidity, optionality, time to redemption and payoff nature of the strategy.

Deutsche Bank or persons associated with Deutsche Bank and their affiliates may: maintain a long or short position in securities referenced herein or in related futures or options; purchase, sell or maintain inventory; engage in any other transaction involving such securities; and earn brokerage or other compensation.

Any payout information, scenario analysis, and hypothetical calculations should in no case be construed as an indication of expected payout on an actual investment and/or expected behavior of an actual Structured Product.

Calculations of returns on Structured Products may be linked to a referenced index or interest rate. As such, the Structured Products may not be suitable for persons unfamiliar with such index or interest rate, or unwilling or unable to bear the risks associated with the transaction. Structured Products denominated in a currency, other than the investor's home currency, will be subject to changes in exchange rates, which may have an adverse effect on the value, price or income return of the products. These Structured Products may not be readily realizable investments and are not traded on any regulated market. Structured Products involve risk, which may include interest rate, index, currency, credit, political, liquidity, time value, commodity and market risk and are not suitable for all investors.

The past performance of an index, securities or other instruments does not guarantee or predict future performance.

In this document, various performance -related statistics, such as index return and volatility, among others, of the STOXX Europe Low Beta High Div 50 Index are compared with those of the EURO STOXX 50 Index, the STOXX Europe 600 Index,
the SandP Europe 350 Low Volatility Index and the SandP Europe 350 Daily Risk
Control 10% Index. Such comparisons are for information purposes only. No assurance can be given that the STOXX Europe Low Beta High Div 50 Index will outperform the EURO STOXX 50 Index, the STOXX Europe 600 Index, the SandP Europe
350 Low Volatility Index or the SandP Europe 350 Daily Risk Control 10% Index in
the future; nor can assurance be given that the STOXX Europe Low Beta High Div
50 Index will not significantly underperform the EURO STOXX 50 Index, the STOXX
Europe 600 Index, the SandP Europe 350 Low Volatility Index or the SandP Europe 350
Daily Risk Control 10% Index in the future. Similarly, no assurance can be given that the relative volatility levels of the STOXX Europe Low Beta High Div
50 Index and the EURO STOXX 50 Index, the STOXX Europe 600 Index, the SandP
Europe 350 Low Volatility Index and the SandP Europe 350 Daily Risk Control 10%
Index will remain the same in the future. Each of the STOXX Europe Low Beta
High Div 50 Index, the EURO STOXX 50 Index, the STOXX Europe 600 Index, the SandP
Europe 350 Low Volatility Index and the SandP Europe 350 Daily Risk Control 10%
Index discussed in this document are calculated in Euro.

Deutsche Bank does not provide accounting, tax or legal advice.

Deutsche Bank
Equity Structuring Group

Important Information

Backtested, hypothetical or simulated performance results presented herein have inherent limitations. Unlike an actual performance record based on trading actual client portfolios, simulated results are achieved by means of the retroactive application of a backtested model itself designed with the benefit of hindsight and knowledge of factors that may have possibly affected its performance. Taking into account historical events, the backtesting of performance also differs from actual account performance because an actual investment strategy may be adjusted any time, for any reason, including a response to material, economic or market factors. The backtested performance includes hypothetical results that do not reflect the deduction of advisory fees, brokerage or other commissions, and any other expenses that a client would have paid or actually paid and do not account for all financial risk that may affect the actual performance of an investment. No representation is made that any trading strategy or account will or is likely to achieve profits or losses similar to those shown. Alternative modeling techniques or assumptions might produce significantly different results and prove to be more appropriate.
Past hypothetical backtested results are neither an indicator nor a guarantee of future returns. Actual results will vary, perhaps materially, from the analysis.

Structured Products discussed herein are not insured or guaranteed by the
Federal Deposit Insurance Corporation (FDIC) or any other governmental agency.
These Structured Products are not insured by any statutory scheme or governmental agency of the United Kingdom.

These Structured Products typically involve a high degree of risk, are not readily transferable and typically will not be listed or traded on any exchange and are intended for sale only to investors who are capable of understanding and assuming the risks involved. The market value of any Structured Product may be affected by changes in economic, financial and political factors (including, but not limited to, spot and forward interest and exchange rates), time to maturity, market conditions and volatility and the equity prices and credit quality of any issuer or reference issuer.

Additional information may be available upon request. Any results shown do not reflect the impact of commission and/or fees, unless stated.

THIS MATERIAL IS FOR INFORMATIONAL AND DISCUSSION PURPOSES ONLY. WHEN MAKING AN
INVESTMENT DECISION, ANY PROSPECTIVE TRANSACTION PARTY SHOULD RELY SOLELY ON
THE DOCUMENTATION CONTAINING THE FINAL TERMS AND CONDITIONS OF THE TRANSACTION,
NOT ON THIS PRESENTATION. Before entering into any transaction, you should take steps to ensure that you understand the Structured Product and have made an independent assessment of the appropriateness of the Structured Product in light of your own objectives and circumstances, including the possible risks and benefits of entering into such a Structured Product and also the tax implications of entering into the proposed Structured Product, including seeking tax advice in any applicable jurisdiction. Reference must be made to the official Structured Product documents for definitive information with respect to any offering or transaction.

"Deutsche Bank" means Deutsche Bank AG and its affiliated companies, as the context requires. Deutsche Bank Private Wealth Management refers to Deutsche
Bank's wealth management activities for high-net-worth clients around the world. Deutsche Bank Alex Brown is a division of Deutsche Bank Securities Inc.
Copyright 2014 Deutsche Bank AG.

The STOXX Europe Low Beta High Div 50 Index is the intellectual property
(including registered trademarks) of STOXX limited, Zurich, Switzerland, and/or its licensors ("Licensors"), which is used under license. Any investments based on the Index are in no way sponsored, endorsed, sold or promoted by STOXX and its Licensors and neither of the Licensors shall have any liability with respect thereto.

Deutsche Bank AG has filed a registration statement (including a prospectus)
with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting
EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-311-4409.

Deutsche Bank
Equity Structuring Group